Exhibit 99.1

Buckeye’s Third Quarter FY 2013 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 30, 2013--Buckeye Technologies Inc. (NYSE:BKI) today announced third quarter net sales of $195.5 million and adjusted net income* of $21.0 million. Adjusted EPS* of $0.53 for the third fiscal quarter of 2013 compares with $0.67 in the third fiscal quarter of 2012 and $0.60 in the second quarter of the 2013 fiscal year. EPS in the second fiscal quarter of 2013 benefited by $0.11 from the final net insurance settlement from the June 2012 steam drum failure at Foley.

Net sales for the quarter were down $21.5 million, or 10%, compared to the year ago quarter. Shipment volume was down 3% with nonwovens volume up 11% and specialty fibers volume off 4%. The Company continued to experience weak demand in some of our high-end specialty fiber markets, particularly from the European tire cord market. Selling prices were down year over year in the fluff pulp market. Cotton specialty fibers selling prices were also lower as we passed through reductions in raw cotton linter costs to our customers. Product mix was unfavorable, as we shipped about 5,500 tons this quarter into the commodity viscose staple fiber market.

Adjusted operating income* of $31.4 million for the third fiscal quarter of 2013 was down $10.5 million compared to the year ago quarter, due to lower volume, selling prices and unfavorable product mix in our specialty fibers segment. Nonwovens operating income improved by $2.8 million, an increase of 92%, compared to the year-ago quarter due to increased sales and increased capacity utilization.

Adjusted net income* of $21.0 million, or $0.53 per share, excludes a net after-tax gain of $7.3 million, or $0.18 per share, from the sale of the land and building and impairment and restructuring charges related to the closure of our Delta airlaid nonwovens plant, which ceased production in November and a tax benefit related to discontinued operations. Adjusted net income* was down $6.0 million, or $0.14 per share, compared to the prior year period’s $27.0 million, or $0.67 per share, which excluded after-tax costs of $1.2 million, or $0.03 per share, related to the closure of the cotton linter pulp plant in Americana, Brazil, the sale of the converting business in King, North Carolina, and accrued interest expense related to cellulosic biofuel credits.

Comparing the third fiscal quarter of 2013 to the second fiscal quarter of 2013, sales were down $8.8 million, or 4%. Shipment volume was down 9% with nonwovens volume up 6% and specialty fibers volume off 11%. While demand from the European tire cord and global LED screen markets remained weak, we began to see some improvement during the quarter and were able to reduce our shipments into the viscose staple fiber market by almost 7,000 tons. Adjusted operating income* was down $5.0 million, of which $6.6 million was due to the insurance recovery in the second quarter. Otherwise, third quarter adjusted operating income was better than the second quarter due to improved nonwovens performance and lower selling, research and administrative expenses. Adjusted EPS* of $0.53 was down $0.07 versus the second quarter, of which $0.11 was due to the second quarter insurance recovery.

Free cash flow* was $38.5 million for the quarter. Capital expenditures, at $27.2 million, remained at a high level as Buckeye continues work on the specialty conversion and oxygen delignification projects at its Foley Mill. Proceeds from the sale of assets were $19.9 million as we completed the sale of the land and building at our Delta, B.C., Canada site in February. Long-term debt has decreased by 37.0 million since December 31.

Chairman and Chief Executive Officer John B. Crowe said, “Our third quarter fiscal 2013 earnings were better than expected, with adjusted EPS* exceeding our guidance by $0.04. Our nonwovens segment results were better than expected and SRA spending was lower than expected for the quarter.”

Buckeye and Georgia-Pacific LLC announced on April 24, 2013 that they have reached a definitive agreement for Georgia-Pacific to acquire all of the outstanding shares of Buckeye’s common stock for $37.50 per share in cash. The transaction, subject to completion, is valued at approximately $1.5 billion, including debt. Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, and Canada. Its products are sold worldwide to makers of consumer and industrial goods.

NOTICE TO INVESTORS ABOUT THE OFFER: This release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Buckeye’s common stock described in this release has not commenced. At the time the tender offer is commenced, Georgia-Pacific will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC) and Buckeye will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Buckeye’s stockholders at no expense to them by the information agent for the tender offer, which will be announced. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

NOTICE TO INVESTORS ABOUT THE MERGER: In connection with the potential subsequent merger, Buckeye would expect to file a proxy statement with the SEC, as well as other relevant materials in connection with the proposed transaction pursuant to the terms of an Agreement and Plan of Merger, dated April 23, 2013, by and among Buckeye, Georgia-Pacific LLC and GP Cellulose Group LLC. The materials to be filed by Buckeye will be made available to Buckeye’s investors and stockholders at no expense to them. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of Buckeye are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain important information about the merger and the parties to the merger. Buckeye and its respective directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Buckeye’s stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Buckeye’s executive officers and directors in the solicitation by reading Buckeye’s proxy statement for its 2012 annual meeting of stockholders, annual report on Form 10-K for the fiscal year ended June 30, 2012, and the proxy statement and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available. Information concerning the interests of Buckeye’s participants in the solicitation, which may, in some cases, be different than those of Buckeye’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available. Additional information regarding Buckeye’s directors and executive officers is also included in Buckeye’s proxy statement for its 2012 annual meeting of stockholders and in Buckeye’s annual report on Form 10-K for the fiscal year ended June 30, 2012.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for Buckeye and the demand for its products, Buckeye’s pending business combination with Georgia-Pacific LLC, the results and timing of Buckeye’s strategic investments and growth opportunities and expected levels of cash flow and debt reduction. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Buckeye’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures presented are “adjusted operating income,” “adjusted net income,” “and adjusted earnings per share,” “free cash flow.” The first three measures are equal to net income, pre-tax income, operating income and earnings per share excluding the after-tax effects of alternative fuel mixture credits (AFMC) and cellulosic biofuel credits (CBC), goodwill and long-term asset impairment cost, and restructuring cost. “Free cash flow” is equal to net cash provided by operating activities less net cash used in investing activities (excluding purchase of short term investments.

($ in Millions)	Q3-2013	Q3-2012	Q2-2013	YTD-2013	YTD-2012
Operating income
Operating income in accordance with GAAP	$29.9	$41.6	$25.7	$93.5	$124.1
Special items:
Restructuring costs	0.8	0.2	7.8	9.6	0.2
Asset and Goodwill impairment	0.7	0.1	2.9	3.6	4.2
Adjusted operating income (Excludes Americana)	$31.4	$41.9	$36.4	$106.7	$128.5

Net income	Q3-2013	Q3-2012	Q2-2013	YTD-2013	YTD-2012
Net income in accordance with GAAP	$28.3	$25.8	$12.9	$70.7	$61.5
Special items, after-tax:
Gain on sale of assets held for sale	(7.4)	---	---	(7.4)	---
Earn-out from King sale	(0.1)	---	---	(0.1)	---
AFMC / CBC	0.1	0.4	---	(5.4)	(7.2)
Restructuring costs	0.8	0.7	7.8	9.2	0.7
Asset and Goodwill impairment	(0.7)	0.1	2.9	2.2	29.8
Adjusted net income	$21.0	$27.0	$23.6	$69.2	$84.8

Earnings per share (EPS) - Diluted
EPS in accordance with GAAP	$0.71	$0.64	$0.33	$1.78	$1.53
Special items, after-tax, per share:
Gain on sale of assets held for sale	(0.19)	---	---	(0.19)	---
Earn-out from King sale	---	---	---	---	---
AFMC / CBC	---	0.01	---	(0.14)	(0.18)
Restructuring costs	0.02	0.02	0.20	0.24	0.02
Asset and Goodwill Impairment	(0.01)	---	0.07	0.06	0.75
Adjusted EPS	$0.53	$0.67	$0.60	$1.75	$2.12

($ in Millions)	Q3-2013	Q3-2012	Q2-2013	YTD-2013	YTD-2012
Free Cash Flow
Net cash provided by operating activities	$46.0	$31.0	$25.0	$74.8	$84.4
Proceeds from sale of assets	19.9	5.7	---	19.9	5.7
Purchases of property, plant & equipment / Other	(27.4)	(22.2)	(23.9)	(79.5)	(46.6)
Proceeds from insurance settlement related to capital investments	---	---	1.2	4.3	---
Free Cash Flow	$38.5	$14.5	$2.3	$19.5	$43.5

Loss from Discontinued Operations

As a result of the disposition of our Americana operations in Q4 2012 and resulting end to our continuing involvement with the inclusion of the waste water treatment facilities in the assets that were sold, we believe the results of the operations for this business, including the loss recognized from the sale and less applicable income taxes (benefit), should be reported in discontinued operations in our consolidated income statement. The table below shows the detail behind the loss from discontinued operations for each period reported in the press release financial statements.

($ in Millions)	Q3-2013	Q3-2012	YTD2013	YTD2012
Net Sales	$--	$--	$--	$14.3
COGS	---	0.3	---	14.6
Gross Margin	--	(0.3)	--	(0.3)
Asset Impairment Cost	--	--	--	49.0
Other Operating Expense	---	0.9	---	0.9
Operating Loss	--	(1.2)	--	(50.2)
Net Interest Income	--	0.1	--	0.4
Foreign Exchange & Other	---	(0.1)	---	---
Loss before Tax	--	(1.2)	--	(49.8)
Income Tax Benefit	(1.4)	---	(1.4)	(22.8)
Income (Loss) from Discontinued Operations	$1.4	$(1.2)	$1.4	$(27.0)

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012	March 31, 2013	March 31, 2012

Net sales	$195,562	$204,333	$217,065	$596,853	$669,941
Cost of goods sold	152,204	157,014	163,903	456,056	505,519
Gross margin	43,358	47,319	53,162	140,797	164,422
Gross margin as a percentage of sales	22.2%	23.2%	24.5%	23.6%	24.5%

Selling, research and administrative expenses	11,408	12,196	10,760	36,792	34,447
Amortization of intangibles and other	517	514	515	1,539	1,511
Asset impairment loss	701	2,890	92	3,591	1,765
Goodwill impairment loss	-	-	-	-	2,425
Restructuring costs	855	7,796	234	9,614	234
Other operating income	-	(1,752)	(32)	(4,280)	(32)

Operating income	29,877	25,675	41,593	93,541	124,072

Net interest expense and amortization of debt costs	(314)	(562)	(1,240)	(1,517)	(5,710)
Gain on sale of assets held for sale	7,346	-	-	7,346	-
Foreign exchange and other	508	(58)	(280)	87	85
Income from continuing operations before income taxes	37,417	25,055	40,073	99,457	118,447
Income tax expense	10,524	12,146	13,052	30,164	29,936
Income from continuing operations	26,893	12,909	27,021	69,293	88,511
Income (loss) from discontinued operations, net of tax	1,369	-	(1,176)	1,369	(26,998)
Net Income	$28,262	$12,909	$25,845	$70,662	$61,513

Computation of diluted earnings per share under the two-class method:

Net income attributable to shareholders	$28,262	$12,909	$25,845	$70,662	$61,513
Less: Distributed and undistributed income allocated to participating securities (nonvested stock)	(287)	(134)	(371)	(744)	(891)
Distributed and undistributed income available to shareholders	$27,975	$12,775	$25,474	$69,918	$60,622

Diluted income per share from continuing operations	$0.68	$0.33	$0.67	$1.75	$2.21
Diluted income per share from discontinued operations	0.03	-	(0.03)	0.03	(0.69)
Diluted earnings per share	$0.71	$0.33	$0.64	$1.78	$1.52

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31	December 31	June 30	March 31
	2013	2012	2012	2012
Current assets:
Cash and cash equivalents	$55,220	$49,310	$38,284	$37,167
Short term investments	-	9,236	8,813	-
Accounts receivable, net	128,624	137,927	126,705	130,803
Inventories	105,058	105,789	90,183	111,129
Deferred income taxes and other	10,882	23,872	25,697	45,828
Total current assets	299,784	326,134	289,682	324,927

Property, plant and equipment, net	532,278	518,166	492,109	481,474
Deferred income taxes	40,678	40,300	42,427	22,004
Intellectual property and other, net	11,624	12,055	13,193	13,713
Total assets	$884,364	$896,655	$837,411	$842,118

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$28,372	$23,335	$40,600	$34,148
Accrued expenses	35,707	38,948	43,135	49,161
Other current liabilities	-	-	-	311
Total current liabilities	64,079	62,283	83,735	83,620

Long-term debt	62,271	99,279	58,578	70,139
Deferred income taxes	4,536	4,842	4,930	5,503
Other liabilities	89,637	89,454	87,132	72,193
Stockholders' equity	663,840	640,797	603,036	610,663
Total liabilities and stockholders' equity	$884,364	$896,655	$837,411	$842,118

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012	March 31, 2013	March 31, 2012
OPERATING ACTIVITIES
Net income	$28,262	$12,909	$25,845	$70,662	$61,513
Adjustments to reconcile net income to net cash provided by operating activities:
Asset impairment loss	701	2,890	92	3,591	50,803
Depreciation	10,975	11,643	12,228	34,860	38,045
Amortization	672	670	670	2,005	1,976
Loss on goodwill impairment	-	-	-	-	2,425
Deferred income taxes	(422)	2,266	434	3,452	(15,707)
Noncurrent AFMC refund payable	-	-	-	3,288	13,895
Gain on sale of assets held for sale	(7,346)	-	-	(7,346)	-
Loss on disposal of equipment	253	552	(118)	1,334	648
Insurance settlement	-	(1,749)	-	(4,277)	-
Provision for bad debts	373	(144)	(698)	333	(94)
Excess tax benefit from stock based compensation	(81)	(1,162)	(1,142)	(2,291)	(2,695)
Stock-based compensation expense	1,210	1,330	1,166	3,880	3,377
Other	241	(17)	110	244	(246)
Change in operating assets and liabilities
Accounts receivable	(359)	(9,498)	2,903	6,264	3,440
Income tax receivable	8,747	3,672	(6)	(8,106)	(6)
Inventories	366	9,194	(6,553)	(14,483)	(25,346)
Other assets	13,120	744	6,580	13,733	3,692
Accounts payable and other liabilities	(10,651)	(8,281)	(10,511)	(32,327)	(51,326)
Net cash provided by operating activities	46,061	25,019	31,000	74,816	84,394

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(27,178)	(23,848)	(21,907)	(79,129)	(46,206)
Proceeds from sale of assets	19,896	-	5,675	19,896	5,675
Short term investments	9,075	-	-	9,075	-
Proceeds from insurance settlement related to capital investments	-	1,206	-	4,277	-
Other	(202)	(110)	(227)	(329)	(353)
Net cash provided by (used in) investing activities	1,591	(22,752)	(16,459)	(46,210)	(40,884)

FINANCING ACTIVITIES
Net borrowings (payments) under revolving line of credit	(37,008)	17,437	(16,701)	3,693	(26,782)
Excess tax benefit from stock based compensation	81	1,162	1,142	2,291	2,695
Purchase of treasury shares	-	(9,175)	-	(9,203)	(10,589)
Net proceeds from sale of equity interests	135	1,210	1,161	2,219	2,801
Payment of dividend	(3,608)	(3,445)	(2,808)	(10,201)	(7,592)
Other	-	(74)	-	(938)	(469)
Net cash provided by (used in) financing activities	(40,400)	7,115	(17,206)	(12,139)	(39,936)

Effect of foreign currency rate fluctuations on cash	(1,342)	732	3,834	469	3,099

Increase in cash and cash equivalents	5,910	10,114	1,169	16,936	6,673
Cash and cash equivalents at beginning of period	49,310	39,196	35,998	38,284	30,494
Cash and cash equivalents at end of period	$55,220	$49,310	$37,167	$55,220	$37,167

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
SEGMENT RESULTS	March 31, 2013	December 31, 2012	March 31, 2012	March 31, 2013	March 31, 2012
Specialty Fibers
Net sales	$142,601	$153,399	$169,989	$439,311	$515,783
Operating income (a)	27,723	35,072	40,584	99,867	126,335
Depreciation and amortization (b)	7,682	7,651	7,854	23,042	23,363
Total assets	549,821	533,016	488,190	549,821	488,190
Capital expenditures	24,323	21,608	19,501	71,195	39,996

Nonwoven Materials
Net sales	$57,380	$54,190	$54,188	$169,944	$177,180
Operating income (a)	5,786	3,719	3,016	15,027	8,109
Depreciation and amortization (b)	2,905	3,563	3,916	10,555	12,142
Total assets	153,970	173,260	185,739	153,970	185,739
Capital expenditures	2,002	1,665	1,834	5,552	5,197

Corporate
Net sales	$(4,419)	$(3,256)	$(7,112)	$(12,402)	$(23,022)
Operating income (loss) (a)	(3,632)	(13,116)	(2,007)	(21,353)	(10,372)
Depreciation and amortization (b)	905	943	971	2,802	2,874
Total assets	180,573	190,379	168,189	180,573	168,189
Capital expenditures	853	575	572	2,382	1,013

Total
Net sales	$195,562	$204,333	$217,065	$596,853	$669,941
Operating income (a)	29,877	25,675	41,593	93,541	124,072
Depreciation and amortization (b)	11,492	12,157	12,741	36,399	38,379
Total assets	884,364	896,655	842,118	884,364	842,118
Capital expenditures	27,178	23,848	21,907	79,129	46,206

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, goodwill impairment, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Nine Months Ended
ADJUSTED EBITDA	March 31, 2013	December 31, 2012	March 31, 2012	March 31, 2013	March 31, 2012

Net income	$28,262	$12,909	$25,845	$70,662	$61,513
Elimination of discontinued operations	(1,369)	-	1,176	(1,369)	26,998
Income tax expense (benefit)	9,155	12,146	13,052	28,795	29,936
Interest expense	202	450	1,220	1,187	5,436
Amortization of debt costs	155	156	155	466	465
Depreciation, depletion and amortization	11,492	12,157	12,741	36,399	38,379
EBITDA	47,897	37,818	54,189	136,140	162,727
Asset impairments	701	2,890	92	3,591	4,190
Restructuring	855	7,796	234	9,614	234
Non cash charges	253	566	61	1,349	842
Gain on sale of assets held for sale	(7,346)	-	-	(7,346)	-
Adjusted EBITDA	$42,360	$49,070	$54,576	$143,348	$167,993

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, goodwill impairment, restructuring charges incurred since the inception of the current credit facility, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.). Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Executive Vice President and Chief Financial Officer
or
Eric Whaley, 901-320-8509
Director Investor Relations
www.bkitech.com